THORNBURG ETF TRUST 485BPOS

Exhibit 99.(g)(7)

Thornburg Investment Management Inc.

Additional Fund Letter

May 14, 2026

State Street Bank and Trust Company

2323 Grand Boulevard, Sun Life Building 5th Floor
Kansas City, Missouri, 64108 USA
Attention: Brock Hill, Senior Vice President

Email: bmhill@statestreet.com

Telephone No: 816-871-9501

Re:	Thornburg ETF Trust – Additional Portfolio

Ladies and Gentlemen:

Please be advised that the undersigned Thornburg ETF Trust (the “Fund”) has established a new series in addition to the Portfolios set forth on Appendix A of the Custody Agreement (defined below), to be known as Thornburg Premium Income Builder ETF (the “Additional Portfolio”).

In accordance with Section 20.6.2, the Additional Portfolio provision, of the Master Custodian Agreement dated as of April 12, 2018 and effective as of January 1, 2018 (as amended, modified, or supplemented from time to time, the “Custody Agreement”), by and among each management investment company identified on Appendix A thereto and each management investment company which becomes a party to the Custody Agreement in accordance with the terms thereof, and State Street Bank and Trust Company (“State Street”), the Fund hereby requests that State Street act as Custodian for the Additional Portfolio under the terms of the Custody Agreement, effective as of the Effective Date below. In connection with such request, the Fund hereby (a) agrees that the Additional Portfolio shall become subject to the terms and conditions of the Custody Agreement to the same extent as the existing Portfolios, and (b) reconfirms its representations and warranties set forth in Section 20.7 of the Custody Agreement.

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Information Classification: Limited Access

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

Agreed and Accepted:

THORNBURG ETF TRUST

By:	/s/ Curtis Holloway

Name:	Curtis Holloway

Title:	CFO & Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Geoffrey W Johnson

Name:	Geoffrey Johnson

Title:	Managing Director

Effective Date: June 23, 2026

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